                                  EXHIBIT 23.2

                        CONSENT OF KPMG PEAT MARWICK LLP

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Charter One Financial, Inc.

We consent to the incorporation by reference in Registration Statements No. 33-24070, N. 33-23805, No. 33-54508, and No. 33-61273 of Charter One Financial,
Inc. on Forms S-8 of our report dated January 18, 1995, relating to the consolidated statements of operations, stockholders' equity, and cash flows of FirstFed Michigan Corporation and subsidiaries for the year ended December 31, 1994, which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for debt and equity securities and goodwill in 1994, which report appears in the December 31, 1996, Annual Report on Form 10-K of Charter One Financial, Inc.

/s/KPMG Peat Marwick LLP

Detroit, MI
March 19, 1997